NEWS RELEASE

     CONTACT:
     Norris Battin
     The Cooper Companies, Inc.
     ir@coopercompanies.com

     FOR IMMEDIATE RELEASE

          THE COOPER COMPANIES REPORTS FOURTH QUARTER AND 2004 RESULTS

  Fourth Quarter Revenue Ahead 16% to $130.8 Million; Fiscal Year Revenue Rises
   19% to $490.2 Million After FASB Accounting Change and Lower Effective Tax
                        Rate, Fourth Quarter EPS 79 Cents;
                              Fiscal Year EPS $2.59
           Operating Cash Flow Reaches $101.2 Million for Fiscal 2004

LAKE FOREST, Calif., December 13, 2004 -- The Cooper Companies, Inc. (NYSE: COO) today reported results for its fourth quarter and fiscal year ended October 31, 2004 and restated earlier earnings per share to reflect new accounting principles generally accepted in the United States (GAAP) which amend the methodology of calculating diluted earnings per share (EPS) for contingently convertible senior debentures (convertibles).

Fourth Quarter and Fiscal 2004 Results

     o Fourth quarter revenue $130.8 million, 16% above fourth quarter 2003, 12% in constant currency. Fiscal 2004 revenue $490.2 million, 19% above fiscal 2003, 14% in constant currency.

     o Giving effect to the new methodology for convertibles and an adjustment to the Effective Tax Rate (ETR), fourth quarter EPS 79 cents, up 30%, and fiscal year 2004 EPS $2.59, up 24%.

     o Before the effect of the new methodology for convertibles and the ETR adjustment, fourth quarter 2004 EPS 72 cents, up 13%, and fiscal year 2004 EPS $2.61, up 23%.

     o Cash flow (income before taxes, depreciation and amortization) per share 96 cents, up 10% from 87 cents in fourth quarter 2003; fiscal 2004 up 13% to $3.50 from $3.10 in fiscal 2003.

     o Operating cash flow $35.2 million for the quarter; $101.2 million for fiscal 2004 versus $80 million for fiscal 2003.

Accounting Change

During the fiscal fourth quarter, the Company elected to adopt EITF 04-8 and as a result has included the dilutive effect of its contingently convertible senior debentures in its diluted earnings per share calculation from the time of issuance of the notes, in accordance with the if-converted methodology under SFAS No. 128. The effect of this election was to decrease EPS for the fourth quarter by 4 cents.

Lower Effective Tax Rate

Cooper's effective tax rate (ETR) for fiscal 2004 (provision for taxes divided by income before taxes) is 17.5% down from the 21% reported in its third quarter results. GAAP requires the projected fiscal year ETR to be used when reporting year-to-date results for interim periods. The ETR was revised downward in the fourth quarter to adjust for increased profit and reinvestment of earnings from the continuing growth of CooperVision business outside the United States and the release of certain tax reserves no longer required.

The effect of the lower fiscal year ETR was to reduce the ETR for the fourth quarter to 8% and to increase EPS by 11 cents. Cooper expects that the ETR for fiscal 2005 will be 21%.

Restated and Pro Forma Diluted Earnings Per Share

As described above, the Company has restated diluted earnings per share, starting in the third quarter of fiscal 2003 through the third quarter of fiscal 2004 for the effects of the accounting change for convertibles. In addition, diluted earnings per share for the fourth quarter of fiscal 2004 has been affected by the lower ETR. The table below shows a comparison of diluted earnings per share for fiscal 2003 and 2004 before and including the effects of such changes.

                                            2003      2004
                                           -----     -----
First Quarter Reported                     $0.44     $0.55
First Quarter Restated                     $0.44(1)  $0.52
Second Quarter Reported                    $0.48     $0.64
Second Quarter Restated                    $0.48(1)  $0.61
Third Quarter Reported                     $0.58     $0.70
Third Quarter Restated                     $0.56     $0.67
Fourth Quarter Reported (2004 Pro Forma)   $0.64     $0.72(2)
Fourth Quarter Restated (2004 Actual)      $0.61     $0.79
Full Year Reported (2004 Pro Forma)        $2.13     $2.61(2)
Full Year Restated (2004 Actual)           $2.09     $2.59

(1)  EPS not restated as debentures were not issued until third quarter 2003.

(2) Pro forma without giving effect to the new methodology for convertibles and the ETR adjustment.

2004 Performance

Commenting on the year's results, Chief Executive Officer A. Thomas Bender said, "The Cooper Companies had another solid year, continuing the consistent performance it has delivered since 1995. Compared to 2003, revenue grew 19%, operating income grew 23%, earnings per share were up 24% and cash flow per share increased 13%. Our five-year compounded annual growth in revenue is 24%, in operating income 25%, in earnings per share 28% and in cash flow per share 20%.

"According to independent sales audit data, CooperVision (CVI), our contact lens business, improved its market position in all of the major markets where it competes. We estimate that our worldwide soft contact lens market share exceeds 10%, up from 6% three years ago. In the United States, the world's largest market, CVI is now the

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nation's third largest contact lens manufacturer, with about 13% of the market.
Year to date, our U.S. business grew 12% compared to estimated 2004 market growth of 8%.

"CooperSurgical (CSI), our women's health care business, continued to execute successfully its strategy of consolidating the market through acquisition, completing two transactions during the fiscal year that strengthened its presence in the incontinence sector."

Fiscal 2004 Business Unit Summary Operating Income Statements ($'s in millions)

                                  CooperVision                 CooperSurgical
                          ---------------------------   --------------------------
                                       %       % Inc                %       % Inc
                           2004     Revenue   vs 2003    2004    Revenue   vs 2003
                          -------   -------   -------   ------   -------   -------
Net sales                  $388.7     100%      18%     $101.5     100%      23%
Cost of sales               128.9      33%      19%       45.5      45%      20%
                           ------                       ------
Gross profit                259.8      67%      18%       56.0      55%      27%
SG&A                        147.9      38%      16%       31.9      31%      35%
R&D and amortization          5.3       1%      11%        3.2       3%      39%
                           ------                       ------
Total operating expense     153.2      39%      16%       35.1      34%      35%
                           ------                       ------
Operating income           $106.6      27%      20%     $ 20.9      21%      15%
                           ======                       ======

Fourth Quarter and Fiscal 2004 Revenue and Expense Summary

Cooper's quarterly revenue of $130.8 million was 16% above last year's fourth quarter, 12% in constant currency. For the fiscal year, revenue grew 19%, 14% in constant currency.

Gross margin for the quarter was 64%, versus 66% in last year's fourth quarter as lower margin sales to distributors outside the U.S. and a weaker U.S. dollar offset improvements in manufacturing efficiency. For the fiscal year, gross margin was 64%, the same as last year.

Selling, general and administrative expenses grew 13%, 10% in constant currency, and decreased to 38% of revenue from 39% in last year's fourth quarter. SG&A spending for the fiscal year was 39% of sales compared to 40% in 2003.

Fourth quarter 2004 research and development expense was $1.9 million, up 22% over the fourth quarter of 2003, supporting previously announced plans to develop both new and improved contact lens products and development efforts for new incontinence products at CooperSurgical.

Operating income grew 12% and the quarter's operating margin was 25% of revenue versus 26% in last year's fourth quarter. Total operating expenses were 40% of revenue, down from 41% in last year's fourth quarter. For the fiscal year, operating income rose 23% with an operating margin of 24% versus 23% in 2003.

Currency fluctuations did not materially impact operating income in the quarter. Because CVI manufactures the majority of its lenses in the United Kingdom with costs denominated in pounds sterling, the unfavorable currency translation of manufacturing and operating costs tends to offset the currency gains on overseas revenue.

Income before taxes in the quarter grew 13% and increased 24% for the fiscal year.

ETR for fiscal 2004 was 17.5% compared to 24% for fiscal 2003 reflecting a favorable mix of profits outside the United States and the release of certain tax reserves no longer required.

Interest expense fell 13% versus last year's fourth quarter, reflecting a general decrease in interest rates and reduced debt levels due to strong operating cash flow.

Reflecting the accounting change for convertibles, the number of shares used to compute diluted earnings per share grew to 36.9 million in the fourth quarter, up 4% and to 36.6 million for the fiscal year, up 10%.

Balance Sheet and Cash Flow Highlights

     o At the end of the fourth fiscal quarter, Cooper's days sales outstanding (DSO's) decreased to 65 days from 67 days a year ago. Given continued strong growth expectations outside the United States where DSO's are higher, Cooper expects future DSO's in the mid to upper 60's to low 70's.

     o Inventory months on hand was 6.9 months at the end of the quarter compared to 7.0 months a year ago, in line with Company expectations.

     o Capital expenditures were about $10 million in the quarter and $41 million for the year, primarily to expand CVI's manufacturing capacity and continue the rollout of new information systems in selected locations, including several outside the United States.

     o Depreciation and amortization was $4.1 million for the quarter, $15.7 million for the year.

Business Unit Operating Highlights ($'s in millions)

                                         Three Months Ended October 31,
                     -------------------------------------------------------------------
                               Revenue                    Operating Income
                     ----------------------   -------------------------------------------
                                         %                     %     % Revenue  % Revenue
                      2004     2003    Inc.    2004    2003   Inc.      2004       2003
                     ------   ------   ----   -----   -----   ----   ---------  ---------
CVI                  $103.8   $ 91.0    14%   $29.2   $26.4    11%      28%        29%
CSI                    27.0     22.0    22%     5.7     5.5     2%      21%        25%
                     ------   ------          -----   -----
Subtotal              130.8    113.0    16%    34.9    31.9     9%      27%        28%
Corporate Expense        --       --    --     (2.5)   (3.0)    --      --         --
                     ------   ------          -----   -----

   TOTAL             $130.8   $113.0    16%   $32.4   $28.9    12%      25%        26%
                     ======   ======          =====   =====

                                        Twelve Months Ended October 31,
                     -----------------------------------------------------------------------
                              Revenue                         Operating Income
                     -----------------------   ---------------------------------------------
                                          %                      %     % Revenue   % Revenue
                       2004      2003    Inc.    2004    2003    Inc.     2004         2003
                      ------   -------   ----   ------   ----    ----   ---------   ---------
CVI                  $388.7    $329.6    18%   $106.6   $88.8    20%      27%        27%
CSI                   101.5      82.2    23%     20.9    18.2    15%      21%        22%
                     ------   -------          ------   -----
Subtotal              490.2     411.8    19%                     19%      26%        26%
                                                127.5   107.0
Corporate Expense        --        --    --     (10.8)  (11.8)   --                  --
                      ------   -------          ------   -----
   TOTAL              $490.2    $411.8    19%   $116.7   $95.2    23%      24%        23%
                      ======    ======          ======   =====

CooperVision

CVI fourth quarter revenue was $103.8 million, up 14%, about 10% in constant currency, and $388.7 million for the fiscal year, up 18%, 12% in constant currency.

"In our fourth quarter," said Bender, "CVI significantly outpaced both the market and the results reported for the third calendar quarter by our four direct competitors. Our specialty lens franchise -- toric, cosmetic, and multifocal lenses and lenses to alleviate dry eye symptoms -- continues to gain momentum, while our value-added monthly disposable spherical products continue to capture market share from two-week commodity disposable spherical lenses."

CVI's operating margin in the fourth quarter was 28% versus 29% in last year's fourth quarter and 27% for fiscal 2004, the same as in fiscal 2003.

Proposed Acquisition of Ocular Sciences, Inc.

In July, Cooper and Ocular Sciences, Inc.(Nasdaq: OCLR) announced that they had signed a definitive agreement for Cooper to acquire Ocular in a merger in which Ocular stockholders will be entitled to receive 0.3879 of a share of Cooper common stock and $22.00 in cash, without interest, for each share of Ocular common stock they own.

At closing, expected in the first quarter of Cooper's 2005 fiscal year, which began on November 1, 2004, Cooper will pay approximately $600 million in cash and issue approximately 10.7 million shares of its common stock to Ocular Sciences stockholders and option holders.

Completion of the transaction, which has been approved by each company's stockholders, remains subject to expiration of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act and customary closing conditions.

Revenue and Earnings Per Share Guidance

The table below shows Cooper's estimates of the revenue and earnings of the combined company for the fiscal years 2005 through 2007 assuming no major change in exchange rates. They exclude nonrecurring charges for acquisition accounting and restructuring. They assume, for the purpose of these projections, that the transaction closes December 31, 2004, not November 1, 2004, as used in previous guidance. Earnings per share estimates have been revised to reflect the impact of applying the if-converted method for calculating earnings per share discussed above.

         Cooper Revenue And Earning Per Share Guidance Fiscal 2005-2007

                                     2005                  2006                  2007
                               -----------------   -------------------   -------------------
Total Revenue                  $870-$883 million   $1042-$1050 million   $1165-$1180 million
   CooperVision                $755-$765 million   $915-$920 million     $1025-$1035 million
   CooperSurgical              $115-$118 million   $127-$130 million     $140-$145 million
Revised Earnings Per Share     $3.05-$3.15         $4.00-$4.10           $4.75-$4.85
Previous Earnings Per Share    $3.25-$3.35         $4.20-$4.30           $5.00-$5.10
Effective Tax Rate                      21%                 20%                   20%

Cooper will provide detailed quarterly guidance for 2005 after the proposed transaction closes.

Information

In connection with Cooper's proposed merger with Ocular Sciences, Cooper has filed with the SEC a registration statement on Form S-4, containing a joint proxy statement/prospectus and other relevant materials. The definitive joint proxy statement/prospectus has been mailed to the stockholders of Cooper and Ocular Sciences. Investors and security holders of Cooper and Ocular Sciences are urged to read the joint proxy statement/prospectus as well as other documents to be filed with the SEC in connection with the acquisition or incorporated by reference in the joint proxy statement/prospectus, because they contain important information about Cooper, Ocular and the proposed merger. Investors can obtain these documents free of charge at the SEC web site www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Cooper by contacting Investor Relations, The Cooper Companies, Inc., 21062 Bake Parkway, Suite 200, Lake Forest, CA 92630, 949-597-4700, ir@coopercos.com. Investors and security holders may obtain free copies of the documents filed with the

SEC by Ocular Sciences by contacting EVC Group, Inc, 90 Montgomery Street Suite 1001, San Francisco, CA 94165, 415-896-6820, ocularir@evcgroup.com.

CooperSurgical

CSI revenue grew 22% in the quarter to $27 million and 23% for the fiscal year to $101.5 million. Organic growth in the fourth quarter and fiscal year was 4%.

CSI's operating margin in the fourth quarter was 21%, down from 25% in last year's fourth quarter, and 21% for the fiscal year, down from 22% the previous year, reflecting the previously announced planned increase in sales and marketing expenditures designed to stimulate future organic growth.

CooperSurgical Acquisitions in 2004

In December 2003, CSI announced the purchase from privately held SURx, Inc., of the assets and associated worldwide license rights for the Laparoscopic (LP) and Transvaginal (TV) product lines of its Radio Frequency (RF) Bladder Neck Suspension technology, which uses radio frequency based thermal energy instead of implants to restore continence.

RF Bladder Neck Suspension is a minimally invasive procedure used to treat genuine stress incontinence (GSI). Using low power, bipolar RF energy, the procedure shrinks tissue in the pelvic floor to lift the urethra and bladder neck to a more normal anatomical position. This procedure can be performed using either a laparoscopic or a transvaginal approach.

The SURx System consists of a small, lightweight 15 watt SURx Radio Frequency Generator that delivers RF energy to a single-use handheld applicator for each surgical approach.

In February, Cooper acquired Milex Products, Inc., a manufacturer and marketer of obstetric and gynecologic products and customized print services. Milex is a leading supplier of pessaries--products used to medically manage female urinary incontinence and pelvic support conditions--and also supplies cancer screening products, including endometrial and endocervical sampling devices and a breast biopsy needle for fine needle aspiration. Milex also publishes patient education materials that discuss prenatal and pregnancy issues, breast health, menopause and osteoporosis.

CVI Business Details

Worldwide Contact Lens Market

Revenue reported for the first nine months of 2004 by the five leading contact lens manufacturers that represent more than 95% of the global market indicates that the worldwide market grew about 13%, or 9% in constant currency. Cooper estimates that the worldwide market for soft contact lenses is $3.9 billion annually.

Fourth Quarter and Year-To-Date Contact Lens Revenue

     o Worldwide CVI revenue grew 14% in the fourth quarter, 10% in constant currency, and was 18% ahead for the year, 12% in constant currency.

     o Revenue for specialty lenses -- toric lenses, cosmetic lenses, multifocal lenses and lenses to alleviate dry eye symptoms -- grew 18% in the fourth quarter, 23% for the year, and now accounts for over 62% of CVI's worldwide business and 70% of its revenue in the United States.

     o Sales of toric lenses, which correct astigmatism, increased 14% in the quarter, 22% for the year and now represent about 40% of CVI's revenue. Sales of disposable torics grew 30% in the quarter and 45% for the year, and now represent 72% of CVI's total toric sales.

     o CVI's disposable spherical lens business grew 16% in the fourth quarter and 20% for the fiscal year reflecting the ongoing transition worldwide from commodity two-week spheres to monthly disposable spheres that offer unique patient benefits such as CVI's Proclear brand for patients with dry eye symptoms.

CVI Geographic Revenue Highlights

     o Revenue in the United States, about half of CVI's business, grew 6% in the quarter and 12% for the year.

     o Revenue outside the United States grew 23% in the quarter and was 24% ahead for the year.

     o European revenue, 36% of CVI's revenue in the quarter, grew 24% in the quarter and 25% for the year.

     o Asia-Pacific revenue grew 27% year over year to $21.6 million, 6% of CVI's business.

CVI New Products

During 2004, CVI's line of multifocal lenses for the correction of presbyopia was expanded to include Proclear Multifocal, and the UltraVue 2000 Multifocal, UltraVue 2000 Multifocal Toric and UltraVue 2000 Multifocal Options. Coupled with CVI's existing multifocal product, Frequency 55 Multifocal, these new offerings provide an almost limitless range of power and base curve options for presbyopic patients.

Operating Cash Flow

Primarily due to strong operating results, improved days sales outstanding, and
U. S. federal tax savings resulting from net operating loss carryforwards, Cooper's fourth quarter operating cash flow was $35.2 million and $101.2 million for fiscal 2004. Excluding $41 million in capital expenditures during 2004, "free cash flow" was $60 million.

Non-GAAP Financial Measures

In this news release we report Cooper's earnings per share before the effect of the new methodology for convertibles and the ETR adjustment as 72 cents for the fourth quarter of fiscal 2004 and as $2.61 for the 12 months ended October 31, 2004.

Although earnings per share for the fourth quarter of fiscal 2004 and for the twelve months ended October 31, 2004 before the effect of the new methodology for convertibles and the ETR adjustment are non-GAAP financial measures, we disclose them because we believe it is beneficial to the reader to show the effect of these items arising in our fiscal fourth quarter 2004 and thereby enable our readers to compare earnings per share in fiscal 2003 and 2004 on a consistent basis.

To calculate earnings per share before the effect of the new methodology for convertibles and the ETR adjustment we deduct the favorable impact of the change in the ETR to arrive at an ETR of 21%, and we add back the interest related to the convertible debentures, net of tax to "Income for calculating earnings per share." From the "Number of shares used to compute diluted earnings per share" we deduct the "Shares applicable to convertible debt" to arrive at "Number of shares used to compute diluted earnings per share before the effect of the new methodology for convertibles." The "Income before the effect of the new methodology for convertibles and the ETR adjustment" is then divided by "Number of shares used to compute diluted earning per share before the effect of the new methodology for convertibles."

In the tables below, we reconcile earnings per share (the closest GAAP disclosure) to "Earnings per share before the effect of the new methodology for convertibles and the ETR adjustment."

                                                   Three Months Ended       Twelve Months Ended
                                                    October 31, 2004          October 31, 2004
                                               --------------------------   -------------------
                                                    $(000)   Per Share       $(000)   Per Share
                                                   -------   ---------      -------   ---------
Income for calculating earnings per share          $29,247     $0.79        $94,920     $2.59
                                                               =====                    =====
Add:
   Provision for income taxes, as reported           2,656                   19,664
Less:
   Provision for income taxes at 21%                 6,590                   23,623
   Interest charge applicable to convertible
   debt, net of tax                                    524                    2,095
                                                   -------                  -------
Earnings per share before the effect of the
new methodology for convertibles and the ETR
adjustment                                         $24,789     $0.72        $88,866     $2.61
                                                   =======     =====        =======     =====
Number of shares used to compute diluted
earnings per share                                  36,932                   36,613

Less:
   Shares applicable to convertible debt             2,590                    2,590
                                                   -------                  -------
Number of shares used to compute diluted
earnings per share before the effect of the
new methodology for convertibles                    34,342                   34,023
                                                   =======                  =======

In this news release, we report Cooper's "cash flow per share" as 96 cents for the fourth quarter of fiscal 2004, 87 cents for the fourth quarter of 2003 and $3.50 for the 12 months ended October 31, 2004.

Although "cash flow per share" is a non-GAAP financial measure, we disclose it because we believe it is the most appropriate measure of Cooper's liquidity and financial strength, particularly when calculated consistently over time.

In Cooper's case, cash flow per share is more informative than the more common non-GAAP measure of liquidity called "earnings before interest, taxes, depreciation and amortization" (EBITDA) because, unlike most companies, Cooper does not expect to pay federal income taxes until about 2007, when it expects to exhaust the usage of its U.S. net operating loss carryforwards. Cooper has a significant competitive advantage, as most companies expend a large portion of their pretax profits on taxes. Readers should understand this and judge our financial strength accordingly.

To calculate "cash flow per share," we add back non-cash charges for depreciation and amortization to income before income taxes, and then divide the result by the average number of shares used to calculate diluted earnings per share. In the tables below, we reconcile earnings per share (the closest GAAP disclosure) to "cash flow per share" for all periods reported using the same diluted per share figures.

                                              For The Three Months Ended October 31,
                                            -----------------------------------------
                                                   2004                  2003
                                            -------------------   -------------------
                                             $(000)   Per Share    $(000)   Per Share

Income for calculating earnings per share   $29,247     $0.79     $21,565     $0.61
                                                        =====                 =====
Add:
   Income taxes                               2,656                 6,645
   Depreciation                               3,481                 3,041
   Amortization                                 615                   392
Less: Interest charge applicable to
   convertible debt, net of tax                 524                   524
                                            -------               -------
"Cash flow"                                 $35,475     $0.96     $31,119     $0.87
                                            =======     =====     =======     =====
Number of shares used to compute diluted
 earnings per share                          36,932                35,623
                                            =======               =======

                                               For The Twelve Months Ended October 31,
                                            --------------------   --------------------
                                                    2004                   2003
                                            --------------------   --------------------
                                             $(000)    Per Share    $(000)    Per Share

Income for calculating earnings per share   $ 94,920     $2.59     $ 69,496     $2.09
                                                         =====                  =====
Add:
   Income taxes                               19,664                 21,717
   Depreciation                               13,599                 10,990
   Amortization                                2,052                  1,535
Less: Interest charge applicable to
   convertible debt, net of tax                2,095                    726
                                            --------               --------
"Cash flow"                                 $128,140     $3.50     $103,012     $3.10
                                            ========     =====     ========     =====
Number of shares used to compute diluted
 earnings per share                           36,613                 33,245
                                            ========               ========

Earnings per Share

All per share amounts reported are diluted per share amounts.

Conference Call

The Cooper Companies will hold a conference call to discuss its fourth quarter results today at 2 p.m. Pacific Standard Time. To access the live call, dial 1-800-884-5695. A replay will be available at 1-888-286-8010 approximately one hour after the call ends and remain available for five days. This call will also be broadcast live on The Cooper Companies' website, www.coopercos.com.

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Forward-Looking Statements

This news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These include certain statements about the merger with Ocular Sciences, our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our or the combined company's revenue, anticipated market conditions, planned product launches and results of operations are forward-looking. To identify these statements look for words like "believes," "expects," "may," "will," "should," "could," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. These include risks related to the inability to obtain, or meet conditions imposed for governmental and other approvals of the proposed merger; the risk that the Cooper and Ocular businesses will not be integrated successfully; risks related to any uncertainty surrounding the merger, and the costs related to the merger; the risk that the combined company may not continue to realize anticipated benefits from its cost-cutting measures; risk inherent in accounting assumptions made in the merger, the ultimate validity and enforceability of the companies' patent applications and patents and the possible infringement of the intellectual property of others.

Events, among others, that could cause our actual results and future actions of the company (or following the completion of the proposed merger, the combined company) to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing or distribution facilities, new competitors or technologies, significant delays in new product introductions, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, worldwide regulatory issues, including product recalls and the effect of healthcare reform legislation, cost of complying with new corporate governance requirements, changes in tax laws or their interpretation, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements or judgments, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, including impaired goodwill, changes in accounting principles or estimates, including the potential cost of expensing stock options, and other events described in our Securities and Exchange Commission filings, including the "Business" section in Cooper's Annual Report on Form 10-K for the year ended October 31, 2003. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Corporate Information

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. Its corporate offices are in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. The Cooper Companies' World Wide Web address is www.coopercos.com.

CooperVision, Inc., markets a broad range of contact lenses. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Norfolk, Va., Adelaide, Australia, and Hamble, England, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical, Inc., supplies diagnostic products, surgical instruments and accessories to the gynecology market. With headquarters and manufacturing facilities in Trumbull, Conn., it also manufactures in Bedminster, N.J., Chicago, Cranford, N.J., Fort Atkinson, Wis., Malmo, Sweden, Montreal and Berlin. Its World Wide Web address is www.coopersurgical.com.

Trademarks of The Cooper Companies, Inc., its subsidiaries and affiliates are italicized in this news release.

                          (FINANCIAL STATEMENTS FOLLOW)

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                   Consolidated Condensed Statements of Income

                (In thousands, except earnings per share amounts)
                                   (Unaudited)

                                                 Three Months Ended    Fiscal Year Ended
                                                     October 31,          October 31,
                                                -------------------   -------------------
                                                  2004       2003       2004       2003
                                                --------   --------   --------   --------
Net sales                                       $130,811   $112,966   $490,176   $411,790
Cost of sales                                     46,456     38,183    174,346    146,588
                                                --------   --------   --------   --------
Gross profit                                      84,355     74,783    315,830    265,202
Selling, general and administrative expense       49,408     43,867    190,534    162,852
Research and development expense                   1,921      1,579      6,493      5,573
Amortization of intangibles                          615        392      2,052      1,535
                                                --------   --------   --------   --------
Operating income                                  32,411     28,945    116,751     95,242
Interest expense                                   1,571      1,797      6,004      6,964
Other income, net                                    539        538      1,742      2,209
                                                --------   --------   --------   --------
Income before income taxes                        31,379     27,686    112,489     90,487
Provision for income taxes                         2,656      6,645     19,664     21,717
                                                --------   --------   --------   --------
Net income                                        28,723     21,041     92,825     68,770
Add interest charge applicable to convertible
   debt, net of tax                                  524        524      2,095        726
                                                --------   --------   --------   --------
Income for calculating earnings per share       $ 29,247   $ 21,565   $ 94,920   $ 69,496
                                                ========   ========   ========   ========

Diluted earnings per share                      $   0.79   $   0.61   $   2.59   $   2.09
                                                ========   ========   ========   ========
Diluted shares excluding shares applicable to
   convertible debt                               34,342     33,033     34,023     32,274
Shares applicable to convertible debt              2,590      2,590      2,590        971
                                                --------   --------   --------   --------

Number of shares used to compute
   diluted earnings per share                     36,932     35,623     36,613     33,245
                                                ========   ========   ========   ========

                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheets
                                 (In thousands)
                                   (Unaudited)

                                       October 31,   October 31,
                                           2004          2003
                                       -----------   -----------
               ASSETS
Current assets:
   Cash and cash equivalents              $ 39,368     $ 47,433
   Trade receivables, net                   99,269       84,607
   Marketable securities                     1,829        5,746
   Inventories                             107,607       89,718
   Deferred tax asset                       20,296       14,616
   Other current assets                     36,129       22,104
                                          --------     --------
      Total current assets                 304,498      264,224
Property, plant and equipment, net         151,065      116,277
Goodwill                                   310,600      282,634
Other intangibles, net                      31,768       15,888
Deferred tax asset                          10,315       22,367
Other assets                                 3,315        4,174
                                          --------     --------
                                          $811,561     $705,564
                                          ========     ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Short-term debt                        $ 20,871     $ 20,658
   Other current liabilities                95,638       94,765
                                          --------     --------
      Total current liabilities            116,509      115,423
Long-term debt                             144,865      165,203
Deferred tax liability                       6,026        2,891
                                          --------     --------
      Total liabilities                    267,400      283,517
Stockholders' equity                       544,161      422,047
                                          --------     --------
                                          $811,561     $705,564
                                          ========     ========

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